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                                      Exhibit 10-18B, Annual Report on Form 10-K
                                            for the year ended December 31, 1996
                                                   Commission File Number 1-3671




                      AMENDMENT TO EMPLOYMENT AGREEMENT
                             FOR JAMES R. MELLOR

                  This Amendment to Employment Agreement dated as of this fifth day of November 1996 by and between General Dynamics Corporation, a Delaware corporation (the "Corporation") and Mr. James R. Mellor.

                  WHEREAS, effective October 3, 1995, the Corporation and Mr. Mellor entered into an Employment Agreement (the "1995 Agreement") amending Mr. Mellor's March 17, 1993, Employment Agreement, pursuant to which Mr. Mellor agreed to extend his services as Chairman and Chief Executive Officer of the Corporation from December 31, 1995, until December 31, 1996; and

                  WHEREAS, the Corporation and Mr. Mellor desire to extend his services as Chairman and Chief Executive Officer of the Corporation until May 31, 1997, and to provide for Mr. Mellor to provide services to the Corporation thereafter to an extent greater than contemplated in the 1995 Employment Agreement, and in connection therewith desire to amend and modify in certain respects the terms of his 1995 Employment Agreement.

                  NOW THEREFORE, the Corporation and Mr. Mellor hereby agree as follows:

1. The Corporation hereby agrees to extend Mr. Mellor's employment as Chairman and Chief Executive Officer of the Corporation until May 31, 1997, and Mr. Mellor hereby agrees to serve in such capacity until such time upon the terms and conditions hereinafter set forth.

2. In consideration of extending his services to the Corporation as Chairman and Chief Executive Officer until May 31, 1997, the Corporation hereby agrees that (i) Mr. Mellor's bonus compensation for the year 1996, which will be paid to him in 1997 when bonuses are paid to other senior executive officers of the Corporation, shall be in the amount of $1,750,000; (ii) that Mr. Mellor's base compensation for the period January 1, 1997, through May 31, 1997, shall be at the same annual rate of base compensation as is currently being paid to Mr. Mellor; (iii) his bonus for the period January 1, 1997, through May 31, 1997, will be the pro rata amount of the bonus payable to him with respect to 1996 or $730,000, payable upon his resignation on May 31, 1997; and (iv) in lieu of Mr. Mellor's participation in the 1997 Long-Term Incentive Program, a cash payment of $840,000 (the equivalent present value of 5/12 of the 1997 Long-Term Award he would otherwise have received), payable upon his resignation on May 31, 1997.
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3.   For the 12-month period following his resignation as Chairman and Chief
     Executive Officer on May 31, 1997, Mr. Mellor will render services to the Corporation in such manner and upon such terms and conditions as the Corporation and Mr. Mellor shall agree to, provided that, upon the request of the Corporation, Mr. Mellor will devote not less than 5 days during each calendar month during such 12-month period to the rendition of such services. In consideration of the rendition of such services, the Corporation hereby agrees that upon Mr. Mellor's resignation as Chairman and Chief Executive Officer of the Corporation on May 31, 1997, it shall pay to Mr. Mellor the sum of $580,000.

4. Paragraph 1 of Section 1 of the 1995 Employment Agreement is hereby modified, in order to reflect the additional months of service which Mr. Mellor has agreed to render to the Corporation as hereinabove provided, so that the annual supplemental retirement benefit to which he is entitled pursuant to said Paragraph 1 is amended to be "$147,064." Mr. Mellor may receive that amount, upon his request, in a lump-sum payment upon his retirement, said lump-sum payment to represent the normal value accumulated in the General Dynamics Pension Plan for Salaried Employees using the formulas provided for therein.

     In addition, the amount to be paid to Mr. Mellor pursuant to Paragraph 2 of Section 1 of the 1995 Employment Agreement shall be $100,957 in order to reflect the additional months of service to the Corporation as provided for in this Amendment to the Employment Agreement.

5. The amount to be paid to Mr. Mellor pursuant to Section 2 of the 1995 Employment Agreement shall be deferred until May 31, 1997, with interest thereon computed in accordance with the terms and provisions of Section 2 of said 1995 Employment Agreement.

6. The Addendum to the Retirement Benefit Agreement attached as an Addendum to the 1995 Employment Agreement is hereby amended so that the amount provided for in Section 3(a) therein is changed from "$58,272" to "$147,064."

7. Except as expressly provided herein, the terms and conditions of the 1995 Employment Agreement, including the Addendum thereto, shall remain in full force and effect.

8. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.



                  IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed as of the date first above written on its behalf by the Corporate Vice President, Human Resources and Administration, and its Corporate seal to be
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hereunto affixed and attested to by its Secretary, each of whom has been
"hereunto duly authorized, and Mr. Mellor has signed this Agreement.

                                    GENERAL DYNAMICS CORPORATION


                                    By: /s/ William P. Wylie
                                        --------------------



ATTEST:

/s/ Paul A. Hesse
--------------------------
Secretary
                                                            /s/ James R. Mellor
                                                            -------------------
                                                            James R. Mellor